FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT
                    BETWEEN OLYMPIC ENTERTAINMENT GROUP, INC.
                                       AND
                   EXAM USA, INC. DATED AS OF FEBRUARY 9, 2004

         This First Amendment (this "Amendment") is made to correct or restate terms and agreements between the parties to the above referenced agreement (the "Agreement") which occurred or have been agreed to subsequent to the execution of the Agreement in order to evidence the terms and agreements of the parties to the Agreement as such have been changed and is not intended to, nor should any other term or provision of the Agreement be construed to, alter, amend or change in the Agreement except as specifically set forth as follows:

     1. The date in the opening paragraph should be changed to "the 9th day of February 2004";

     2. John Holt Smith is hereby made a party to the Agreement, as a shareholder of the Company. All references to Shareholder in the Agreement include John Holt Smith, and where the context so requires, all such references are amended to refer to the "Shareholders."

     3. Section 1.1 (a) shall be restated to read: "(a) the Company shall issue and deliver to each of the Sellers the number of authorized but unissued shares of Series E Preferred Stock set forth opposite each Sellers' name set forth on
Schedule 1 hereto. Each share of Series E Preferred Stock will be convertible into 10 shares of Common Stock, in accordance with the terms of the Certificate of Designation for the Series E Preferred Stock previously filed with the
Secretary of State for the State of Nevada, and ...."

     4. Section 1.1 (c) shall be restated to read as follows:

               "(c) the Company currently has 15,000,000 shares of its $0.001 par value Common Stock issued and outstanding. A one for fifteen (1 for 15) reverse split on the Company's Common Stock thereby resulting in 1,000,000 shares issued and outstanding, will be filed by the Company prior to the Closing (but which will go effective after the Closing). After giving effect to (i) the conversion of the 1,800,000 shares of Series E Preferred Stock at a conversion rate of ten shares of Common Stock for each share of Series E Preferred Stock (10:1); and (ii) conversion of the 40,000 shares Series D Preferred Stock at a conversion rate of twenty five shares of Common Stock for each share of Series D. Preferred Stock, the Company shall have 20,000,000 post reverse split shares of Common Stock issued and outstanding."

     5. Section 1.2 shall be restated to read as follows: "Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Snell & Wilmer LLP on June 3, 2004 (the "Closing Date") at 2:00 P.M., or at such other place as the Company and the Sellers may agree."

     6. Section 2.3 is hereby amended by deleting the first sentence thereof and replacing it with the following: "The authorized capital stock of the Company, assuming the effectiveness of the reverse split, but immediately prior to giving effect to the transactions contemplated hereby, consists of one million (1,000,000) shares of Common Stock of which 1,000,000 shares are issued and outstanding as of the date hereof and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share, of which 40,000 shares, designated Series D Preferred Stock, are issued and outstanding."

     7. Section 3.4 is hereby revised as follows, (a) the first sentence is hereby revised by replacing the date "December 31, 2003", with the date "May 31, 2003", and (b) the second sentence is deleted in its entirety and replaced with the following "Such financial statements indicate that EXAM has pre-tax profits in excess of $750,000."

     8. Section 4.1 is deleted and replaced with the following:

                  "4.1 Indemnity of the Company, Exam and the Sellers. The Shareholders hereby agree to jointly and severally defend, indemnify and hold harmless each of the Company, Exam and each Seller (each an "Indemnified Party"), from an against, and to reimburse each Indemnified Party with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by such Indemnified Party by reason of, arising out of, or in connection with any
(i) transaction, act or omission to act by the Company and/or any Shareholder prior to the Closing Date, and (ii) material breach of any representation or warranty contained in this Agreement made by the Company or the a Shareholder or in any document or certificate delivered by the Company either Shareholder pursuant to the provisions of this Agreement or in any connection with the transactions contemplated thereby. The foregoing indemnity shall specifically include the state tax lien recorded by the Employment Development Department on December 2, 1999, file number 9934860795.

     9. Section 6.1 is amended to add subsection (d), which reads "The Company shall have filed for a 15 to 1 reverse split of its common stock, which the Company represents will go effective within 10 days after filing, without exception."

     10. Section 5.1 (i), (k) and (l) shall be restated to read:

               "(i) certificate(s) representing 1,800,000 shares of Series E Preferred Stock (which are convertible into 18,000,000 post reverse split shares of the Company's $0.01 par value Common Stock) issued in the denomination as set forth opposite their respective names on Schedule 1 to this Agreement, duly authorized, validly issued, fully paid for and non-assessable;" and

               "(k) series D preferred stock totaling 40,000 shares deposited into an escrow to be released in accordance therewith, including holding 25,000 shares of common stock (assuming conversion of the series D preferred stock) which shall be held in escrow for a period of 12 months as security for the indemnity obligations contained in Section 4.1 above."

               "(l) Resolutions from the Company's current directors authorizing reduction of Series D Preferred Stock from 98,000 to 40,000, waiving conditions to conversion and authorizing the conversion of 40,000 Series D Preferred Stock into 1,000,000 post split common share of the Company."

         Except as specifically restated above, the other terms, conditions, provisions or agreements remain in full force and effect as stated therein. Capitalized terms used, but not defined in this Amendment, shall have the meanings ascribed to them in the Agreement.

         Signed as of this 3rd day of June, 2004


OLYMPIC ENTERTAINMENT GROUP, INC.                    EXAM USA, INC.



By: /s/ Dominic Orsatti                              By: /s/Haruo Miyano
   --------------------------------                  ---------------------------
     Dominic Orsatti
Its: CEO and President                               Its: Secretary
                                                     ---------------------------

/s/ Dominic Orsatti
------------------------------
Dominic Orsatti, Shareholder



John Holt Smith, Shareholder (agreeing to be bound by the terms of the Agreement as amended)




/s/ Yoneji Hirabayashi
------------------------------------------
Yoneji Hirabayashi, Stockholder

/s/ Shizuko Hirabayashi
------------------------------------------
Shizuko Hirabayashi, Stockholder

/s/ Shinichi Hirabayashi
------------------------------------------
Shinichi Hirabayashi, Stockholder

/s/ Hiroko Hirabayashi
------------------------------------------
Hiroko Hirabayashi, Stockholder

/s/ Yuka Hirabayashi
------------------------------------------
Yuka Hirabayashi, Stockholder

/s/ Ai Hirabayashi
------------------------------------------
Ai Hirabayashi, Stockholder

/s/ Shiho Hirabayashi
------------------------------------------
Shiho Hirabayashi, Stockholder

/s/ Hirotaka Hirabayashi
------------------------------------------
Hirotaka Hirabayashi, Stockholder

/s/ Akinori Hirabayashi
------------------------------------------
Akinori Hirabayashi, Stockholder

/s/ Chika Hirabayashi
------------------------------------------
Chika Hirabayashi, Stockholder

/s/ Misaki Hirabayashi
------------------------------------------
Misaki Hirabayashi, Stockholder

/s/ Arisa Hirabayashi
------------------------------------------
Arisa Hirabayashi, Stockholder

/s/ Mie Hata
------------------------------------------
Mie Hata, Stockholder

/s/ Riemi Hata
------------------------------------------
Riemi Hata, Stockholder

/s/ Takashi Hata
------------------------------------------
Takashi Hata, Stockholder

/s/ Tadaaki Miyamoto
------------------------------------------
Tadaaki Miyamoto, Stockholder

/s/ Haruo Miyano
------------------------------------------
Haruo Miyano, Stockholder